EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

     Boss Manufacturing Holdings, Inc., a Delaware corporation
     Boss Manufacturing Company, a Delaware corporation
     Boss Balloon Company, an Illinois corporation
     Boss Canada, Inc., a foreign corporation
     Boss Pet Products, Inc., a Delaware corporation
     Galaxy Balloons, Incorporated, an Ohio corporation

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